Exhibit 3.4

CERTIFICATE

Certificate of the Registration of a Company

Corporations Act 2001 Paragraph 1274 (2) (b)

This is to certify that

NEWCREST FINANCE PTY LIMITED

Australian Company Number 072 648 705

is taken to be registered as a company under the Corporations Act 2001 in Victoria.

The company is limited by shares.

The company is a proprietary company.

The day of commencement of registration is the thirtieth day of January 1996.

Issued by the Australian Securities and Investments Commission on this twenty-ninth day of April 2020.

/s/ James Shipton
James Shipton
Chair